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                                                                   EXHIBIT 11.2
                                                                    PAGE 1 OF 1

                     GREYHOUND LINES, INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                                                                                                 THREE MONTHS ENDED
                                                                                                   MARCH 31, 1998
                                                                                                 ------------------
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BASIC EARNINGS PER SHARE

     Net loss attributable to common shareholders................................................  $ (13,749,000)
                                                                                                   =============
     Shares:
         Weighted average number of common shares issued.........................................     59,536,408
         Less weighted average treasury stock....................................................       (109,192)
                                                                                                   -------------
         Weighted average number of common shares outstanding, as adjusted.......................     59,427,216
                                                                                                   -------------
     Per share:
     Net loss attributable to common shareholders................................................  $       (0.23)
                                                                                                   =============


DILUTED EARNINGS PER SHARE

     Net loss attributable to common shareholders................................................  $ (13,749,000)
     Plus interest expense on 8 1/2% Convertible Subordinated Debentures.........................            --  *
     Plus dividends on the 8 1/2% Convertible Exchangeable Preferred Stock.......................            --  *
                                                                                                   -------------
     Adjusted loss attributable to common shareholders...........................................  $ (13,749,000)
                                                                                                   =============
     Shares:
         Weighted average number of common shares issued.........................................     59,536,408
         Less weighted average treasury stock....................................................       (109,192)
         Assuming exercise of options reduced by the number of common shares which
              could have been purchased with the proceeds from exercise of such options..........            --  *
         Assuming conversion of 8 1/2% Convertible Subordinated Debentures
              into shares of Common Stock........................................................            --  *
         Assuming conversion of the 8 1/2% Convertible Exchangeable Preferred Stock..............            --  *
                                                                                                   -------------
         Weighted average number of common shares outstanding, as adjusted.......................     59,427,216
                                                                                                   -------------
     Per share:
     Net loss attributable to common shareholders................................................  $       (0.23)
                                                                                                   =============
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*    Not used in calculation of weighted average number of common shares due to the antidilutive effect of the "in-the-money" stock options, the assumed conversion of the 8 1/2% Convertible Subordinated Debentures and the 8 1/2%
     Convertible Exchangeable Preferred Stock.